FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.panhandleoilandgas.com

PANHANDLE OIL AND GAS INC.

REPORTS THIRD QUARTER AND NINE MONTHS 2020 RESULTS AND ANNOUNCES DIVIDEND PAYMENT

OKLAHOMA CITY, Aug. 13, 2020 – PANHANDLE OIL AND GAS INC., “Panhandle” or the “Company,” (NYSE: PHX), today reported financial and operating results for the third quarter and nine months ended June 30, 2020.

Chad L. Stephens, President and CEO, commented, “Clearly the third quarter was challenging given the effects of the global pandemic on the economy and the energy markets. Our sales volumes were down as operators curtailed production and brought fewer wells online due to low commodity prices. While we have made significant strides in reducing costs in the quarter, it was not enough to offset lower revenue. In spite of these challenges, we managed to generate free cash flow which we used to further reduce debt. The energy sector is stabilizing as the rig count seems to have found a floor and operators are talking about bringing curtailed wells back on line and setting reasonable drilling plans going forward. The deal flow for mineral assets is also picking up, and we expect more opportunities to come to market in the second half of 2020. We will continue to focus on areas that we can control such as cost discipline, debt reduction and sourcing mineral acquisition opportunities, which we believe will create value for our shareholders in the long run.”

SUMMARY OF RESULTS FOR THE PERIODS ENDED JUNE 30, 2020, AND SUBSEQUENT EVENTS

•

Total volumes sold decreased in the third quarter 2020 by 0.47 Bcfe, or 20%, and royalty volumes decreased by 0.16 Bcfe, or 16%, from the second quarter 2020, primarily due to timing of payments from operators as a higher number of new wells were paid in the second quarter compared to the third quarter.

•	Net loss in the third quarter 2020 was $3.6 million, or $0.21 per share, as compared to net loss of $20.5 million, or $1.24 per share, in the second quarter 2020.
•	Adjusted EBITDA(1) for the third quarter 2020 was $1.2 million, as compared to $2.4 million in the second quarter 2020, mainly due to 20% lower production volumes and 39% lower realized prices.
•	Reduced debt from $35.4 million, as of Sept. 30, 2019, to $30.0 million, as of June 30, 2020. Net debt has been further reduced to approximately $26.9 million as of Aug. 11, 2020.
•	Debt to adjusted EBITDA (TTM) ratio was 1.48x at June 30, 2020.
•	Subsequent to June 30, 2020, the Company sold 5,925 open and non-producing net mineral acres for $793,617 with the proceeds applied toward further debt reduction.
•	Total G&A decreased by $265,871 from the second quarter as a result of the Company’s ongoing cost reduction efforts.
•	Approved a payment of a one cent per share dividend payable on Sept. 11, 2020, to stockholders of record on Aug. 27, 2020.

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

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1601 NW Expressway, Suite 1100 ☒ Oklahoma City, OK 73118 ☒ Ph. (405) 948-1560 ☒ Fax (405) 948-1063

Panhandle Oil and Gas Inc.

Reports Third Quarter 2020 Results …cont.

OPERATING HIGHLIGHTS

	Third Quarter Ended	Third Quarter Ended	Nine Months Ended	Nine Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Mcfe Sold	1,903,752	2,618,369	6,555,378	7,804,424
Average Sales Price per Mcfe	$1.85	$3.74	$2.80	$4.00
Oil Barrels Sold	55,138	96,065	214,159	253,265
Average Sales Price per Barrel	$25.94	$57.50	$42.43	$55.01
Gas Mcf Sold	1,361,909	1,718,561	4,539,103	5,300,594
Average Sales Price per Mcf	$1.36	$2.00	$1.73	$2.68
NGL Barrels Sold	35,169	53,903	121,887	164,040
Average Sales Price per Barrel	$6.62	$15.33	$11.26	$18.88

FINANCIAL HIGHLIGHTS

	Third Quarter Ended	Third Quarter Ended	Nine Months Ended	Nine Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Working Interest Sales	$1,876,489	$6,659,237	$9,976,274	$20,164,713
Royalty Interest Sales	$1,641,072	$3,123,100	$8,352,743	$11,049,662
Oil, NGL and Natural Gas Sales	$3,517,561	$9,782,337	$18,329,017	$31,214,375

Lease Bonuses and Rental Income	$22,996	$229,075	$572,787	$952,378
Total Revenue	$2,705,383	$16,342,394	$24,593,201	$50,307,601

LOE per Mcfe	$0.60	$0.62	$0.59	$0.59
Transportation, Gathering and Marketing per Mcfe	$0.50	$0.58	$0.56	$0.59
Production Tax per Mcfe	$0.07	$0.19	$0.13	$0.20
G&A Expense per Mcfe	$1.00	$0.69	$0.96	$0.75
Interest Expense per Mcfe	$0.13	$0.20	$0.15	$0.20
DD&A per Mcfe	$1.29	$1.67	$1.34	$1.51
Total Expense per Mcfe	$3.59	$3.95	$3.73	$3.84

Impairment	$358,826	$-	$29,904,528	$-
Net Income (Loss)	$(3,555,215)	$4,604,236	$(22,117,915)	$15,408,842
Adj. Pre-Tax Net Income (Loss) (1)	$(1,536,925)	$4,024,933	$990,306	$14,039,317
Adjusted EBITDA (1)	$1,168,834	$8,934,653	$10,742,522	$27,411,853

Cash Flow from Operations	$3,717,398	$5,271,897	$9,825,740	$14,332,951
CapEx - Drilling & Completing	$56,413	$(810,043)	$196,168	$3,349,640
CapEx - Mineral Acquisitions	$50,000	$3,310,691	$10,304,016	$5,120,466

Borrowing Base			$32,000,000	$80,000,000
Debt			$30,000,000	$41,500,000
Debt/Adjusted EBITDA (TTM) (1)			1.48	1.26

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

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Panhandle Oil and Gas Inc.

Reports Third Quarter 2020 Results …cont.

RESULTS OF THIRD QUARTER 2020 COMPARED TO THIRD QUARTER 2019

The Company recorded a third quarter 2020 net loss of $3,555,215, or $0.21 per share, as compared to net income of $4,604,236, or $0.28 per share, in the 2019 quarter. The decrease was principally the result of decreased oil, NGL and natural gas sales, loss on derivative contracts in the third quarter and decreased gain on asset sales, partially offset by a decrease in DD&A, transportation, gathering and marketing expenses, production taxes and changes in tax provision (benefit).

Oil, NGL and natural gas sales decreased $6,264,776, or 64%, for the 2020 quarter due to decreases in oil, NGL and natural gas prices of 55%, 57% and 32%, respectively, and decreases in oil, NGL and natural gas sales volumes of 43%, 35% and 21%, respectively.

Although production is down in all three product categories, it is notable that production is down for working interest volumes and slightly up for royalty interest volumes due to new royalty interest wells brought online, as compared to June 30, 2019. The primary factor for the oil production decrease is attributable to the Eagle Ford Shale working interest wells, where the natural decline on new wells brought online in March 2019 is coupled with recent delays in performing mechanical repairs due to poor economics related to low oil prices. Decreases are also attributable to the natural decline of the working interest production base. NGL production decline is attributable to curtailed production along with the natural decline of the working interest production base in liquid-rich gas areas of the STACK, SCOOP and Arkoma Stack. Natural gas volumes have decreased as a result of curtailments in response to market conditions in the STACK, SCOOP and Arkoma Stack, in addition to the natural decline of working interest production base in all the areas. New royalty interest production has increased, even though we have experienced reduced activity as a result of market conditions; this increase is primarily associated with mineral acquisitions and new wells brought online. While we cannot estimate the curtailed volumes or timing, we expect the deferred production to resume to normal rates as market conditions and prices improve.

The Company had a net loss on derivative contracts of $838,282 in the 2020 quarter as compared to a net gain of $2,313,195 in the 2019 quarter. During the 2020 quarter, oil and natural gas collars and fixed price swaps experienced an unfavorable change as NYMEX futures experienced an increase in price during the quarter in relation to their previous position to the collars and the fixed prices of the swaps at the beginning of the 2020 quarter.

The 9% decrease in total cost per Mcfe in the 2020 quarter relative to the 2019 quarter was primarily driven by a decrease in DD&A. DD&A decreased $1,918,475 or 44% in the 2020 quarter to $1.29 per Mcfe as compared to $1.67 per Mcfe in the 2019 quarter. $1,193,410 of the decrease was a result of production decreasing 27% in the 2020 quarter. Also, DD&A decreased $725,065 as a result of a $0.38 decrease in the DD&A rate per Mcfe due to impairments taken at the end of fiscal 2019 and the 2020 second quarter, which lowered the basis of the assets. The rate decrease was partially offset by lower oil, NGL and natural gas prices utilized in the reserve calculations during the 2020 quarter, as compared to the 2019 quarter, shortening the economic life of wells.

RESULTS OF NINE MONTHS ENDED JUNE 30, 2020, COMPARED TO NINE MONTHS ENDED JUNE 30, 2019

The Company recorded a nine-month net loss of $22,117,915, or $1.34 per share, in the 2020 period, as compared to net income of $15,408,842, or $0.92 per share, in the 2019 period. The decrease was principally the result of increased provision for impairment (non-cash), decreased oil, NGL and natural gas sales, decreased gains on derivative contacts and decreased gain on asset sales, partially offset by decreased lease operating expenses, decreased transportation, gathering and marketing expenses, decreased production taxes, decreased DD&A and changes in our tax provision (benefit).

Oil, NGL and natural gas sales decreased $12,885,358, or 41%, for the 2020 period due to decreases in oil, NGL and natural gas prices of 23%, 40% and 35%, respectively, and decreases in oil, NGL and natural gas sales volumes of 15%, 26% and 14%, respectively.

Total production decreased 16% in the 2020 period, as compared to the 2019 period. This decrease for the 2020 nine-month period, was the result of Panhandle electing not to participate with a working interest on 18 wells proposed on its mineral and leasehold acreage, as well as the factors for the third quarter 2020 results discussed above.

The 3% decrease in total cost per MCFE in the 2020 period, relative to the 2019 period, was primarily driven by a decrease in DD&A as noted above.

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Panhandle Oil and Gas Inc.

Reports Third Quarter 2020 Results …cont.

OPERATIONS UPDATE

During the quarter ended June 30, 2020, we converted 48 gross/0.22 net wells in progress to producing wells. Our inventory of wells in progress decreased to 85 gross wells and 0.44 net wells, as drilling has slowed down due to the current pricing environment. Permits outstanding decreased due to current economics.

		Bakken/
	SCOOP/	Three	Arkoma
	STACK	Forks	Stack	Permian	Fayetteville	Other	Total
Gross Wells in Progress on PHX Acreage:
As of 3/31/20	91	2	4	5	-	16	118
Net Change	-22	-	-3	-1		-7	-33
As of 6/30/20	69	2	1	4	-	9	85
Net Wells in Progress on PHX Acreage:
As of 3/31/20	0.27	-	0.01	0.15	-	0.07	0.50
Net Change	-0.04		-0.01	-0.01	-	-	-0.06
As of 6/30/20	0.23	-	-	0.14	-	0.07	0.44
Gross Active Permits on PHX Acreage:
As of 3/31/20	39	13	10	-	-	16	78
Net Change	-1	-2	-1	-		-3	-7
As of 6/30/20	38	11	9	-	-	13	71

As of 6/30/20:
Rigs Present on PHX Acreage	-	-	-	-	-	-	-
Rigs Within 2.5 Miles of PHX Acreage	10	4	-	1	-	-	15

Leasing Activity

During the third quarter of fiscal 2020, Panhandle leased 120 net mineral acres for an average bonus payment of $188 per net mineral acre and an average royalty of 19%.

		Bakken/
	SCOOP/	Three	Arkoma
	STACK	Forks	Stack	Permian	Fayetteville	Other	Total
During Three Months Ended 6/30/20:
Net Mineral Acres Leased	36	-	44	-	-	40	120
Average Bonus per Net Mineral Acre	$125	-	$300	-	-	$25	$188
Average Royalty per Net Mineral Acre	22%	-	19%	-	-	13%	19%

ACQUISITION AND DIVESTITURE UPDATE

During the third quarter of fiscal 2020, Panhandle did not purchase any net mineral acres or sell any net mineral acres.

THIRD QUARTER EARNINGS CALL

Panhandle will host a conference call to discuss third quarter results at 5:00 p.m. EDT on Aug. 13, 2020. Management’s discussion will be followed by a question and answer session with investors. To participate on the conference call, please dial 844-602-0380 (domestic) or 862-298-0970 (international). A replay of the call will be available for seven days after the call. The number to access the replay of the conference call is 877-481-4010 and the PIN for the replay is 35580.

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Panhandle Oil and Gas Inc.

Reports Third Quarter 2020 Results …cont.

FINANCIALS

Statements of Operations

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Oil, NGL and natural gas sales	$3,517,561	$9,782,337	$18,329,017	$31,214,375
Lease bonuses and rental income	22,996	229,075	572,787	952,378
Gains (losses) on derivative contracts	(838,282)	2,313,195	2,415,401	5,026,123
Gain on asset sales	3,108	4,017,787	3,275,996	13,114,725
	2,705,383	16,342,394	24,593,201	50,307,601
Costs and expenses:
Lease operating expenses	1,147,948	1,619,690	3,871,818	4,639,749
Transportation, Gathering and Marketing	956,653	1,529,270	3,696,282	4,601,959
Production taxes	134,249	488,779	835,284	1,565,038
Depreciation, depletion and amortization	2,464,568	4,383,043	8,793,787	11,820,705
Provision for impairment	358,826	-	29,904,528	-
Interest expense	241,191	526,677	958,429	1,551,831
General and administrative	1,908,790	1,809,439	6,306,479	5,881,432
Other expense (income)	(73,687)	66,260	(44,551)	82,045
	7,138,538	10,423,158	54,322,056	30,142,759
Income (loss) before provision (benefit) for income taxes	(4,433,155)	5,919,236	(29,728,855)	20,164,842

Provision (benefit) for income taxes	(877,940)	1,315,000	(7,610,940)	4,756,000

Net income (loss)	$(3,555,215)	$4,604,236	$(22,117,915)	$15,408,842

Basic and diluted earnings (loss) per common share	$(0.21)	$0.28	$(1.34)	$0.92

Basic and diluted weighted average shares outstanding:
Common shares	16,403,243	16,515,498	16,375,736	16,646,828
Unissued, directors' deferred compensation shares	141,799	170,066	152,500	183,206
	16,545,042	16,685,564	16,528,236	16,830,034

Dividends declared per share of
common stock and paid in period	$0.01	$0.04	$0.09	$0.12

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Panhandle Oil and Gas Inc.

Reports Third Quarter 2020 Results …cont.

Balance Sheets

	June 30, 2020	Sept. 30, 2019
Assets
Current assets:
Cash and cash equivalents	$2,025,081	$6,160,691
Oil, NGL and natural gas sales receivables (net of	2,183,216	4,377,646
allowance for uncollectable accounts)
Refundable income taxes	1,640,350	1,505,442
Derivative contracts, net	1,819,977	2,256,639
Other	490,697	177,037
Total current assets	8,159,321	14,477,455

Net properties and equipment, based on successful efforts method of accounting	83,038,001	111,427,021
Investments	113,408	205,076
Derivative contracts, net	-	237,505
Deferred income taxes, net	181,993	-
Other, net	231,387	297,890
Total assets	$91,724,110	$126,644,947

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$724,289	$665,160
Accrued liabilities and other	1,485,708	2,433,466
Short-term debt	2,000,000	-
Total current liabilities	4,209,997	3,098,626

Long-term debt	28,000,000	35,425,000
Deferred income taxes	-	5,976,007
Asset retirement obligations	2,871,603	2,835,781
Derivative contracts, net	140,466	-

Stockholders' equity:
Class A voting common stock, $0.01666 par value; 24,000,500
shares authorized; 16,897,306 issued at June 30, 2020, and
Class A voting common stock, $0.01666 par value; 24,000,000
shares authorized; 16,897,306 issued at Sept. 30, 2019	281,509	281,509
Capital in excess of par value	3,375,400	2,967,984
Deferred directors' compensation	1,829,786	2,555,781
Retained earnings	58,244,355	81,848,301
	63,731,050	87,653,575
Less treasury stock, at cost; 483,588 shares at June 30,
2020, and 558,051 shares at Sept. 30, 2019	(7,229,006)	(8,344,042)
Total stockholders' equity	56,502,044	79,309,533
Total liabilities and stockholders' equity	$91,724,110	$126,644,947

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Panhandle Oil and Gas Inc.

Reports Third Quarter 2020 Results …cont.

Condensed Statements of Cash Flows

	Nine months ended June 30,
	2020	2019
Operating Activities
Net income (loss)	$(22,117,915)	$15,408,842
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	8,793,787	11,820,705
Impairment of producing properties	29,904,528	-
Provision for deferred income taxes	(6,158,000)	5,150,000
Gain from leasing of fee mineral acreage	(567,975)	(951,832)
Proceeds from leasing of fee mineral acreage	582,458	967,337
Net (gain) loss on sale of assets	(3,258,994)	(13,114,725)
Directors' deferred compensation expense	184,188	197,820
Total (gain) loss on derivative contracts	(2,415,401)	(5,026,123)
Cash receipts (payments) on settled derivative contracts	3,230,034	(1,099,402)
Restricted stock awards	619,812	606,232
Other	3,718	15,848
Cash provided (used) by changes in assets and liabilities:
Oil, NGL and natural gas sales receivables	2,194,430	1,597,667
Other current assets	(121,635)	(859,258)
Accounts payable	31,755	3,270
Income taxes receivable	(134,908)	(476,846)
Other non-current assets	6,544	6,949
Accrued liabilities	(950,686)	86,467
Total adjustments	31,943,655	(1,075,891)
Net cash provided by operating activities	9,825,740	14,332,951

Investing Activities
Capital expenditures	(196,168)	(3,349,640)
Acquisition of minerals and overrides	(10,304,016)	(5,120,466)
Investments in partnerships	-	(1,648)
Proceeds from sales of assets	3,457,500	13,114,969
Net cash provided (used) by investing activities	(7,042,684)	4,643,215

Financing Activities
Borrowings under debt agreement	6,061,725	15,053,345
Payments of loan principal	(11,486,725)	(24,553,345)
Purchase of treasury stock	(7,635)	(6,465,186)
Payments of dividends	(1,486,031)	(2,013,005)
Net cash provided (used) by financing activities	(6,918,666)	(17,978,191)

Increase (decrease) in cash and cash equivalents	(4,135,610)	997,975
Cash and cash equivalents at beginning of period	6,160,691	532,502
Cash and cash equivalents at end of period	$2,025,081	$1,530,477

Supplemental Schedule of Noncash Investing and Financing Activities
Additions and revisions, net, to asset retirement obligations	$4	$27,782

Gross additions to properties and equipment	$10,335,534	$8,149,347
Net (increase) decrease in accounts payable for properties
and equipment additions	164,650	320,759
Capital expenditures and acquisitions	$10,500,184	$8,470,106

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Panhandle Oil and Gas Inc.

Reports Third Quarter 2020 Results …cont.

Derivative Contracts as of Aug. 11, 2020

Period	Product	Volume Mcf/Bbl	Swap Price	Collar Average Floor Price	Collar Average Ceiling Price
2020	Natural Gas	469,500		$2.30	$2.98
2020	Natural Gas	414,500	$2.68
2021	Natural Gas	2,424,500		$2.30	$3.00
2021	Natural Gas	1,014,500	$2.69
2022	Natural Gas	202,500		$2.30	$3.02
2022	Natural Gas	125,500	$2.70

2020	Crude Oil	21,500		$45.19	$52.55
2020	Crude Oil	50,000	$58.02
2021	Crude Oil	43,500		$36.69	$44.39
2021	Crude Oil	96,000	$37.00
2022	Crude Oil	13,000		$36.81	$44.62

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our financial statements.

Adjusted EBITDA Reconciliation

Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for impairment, depreciation, depletion and amortization of properties and equipment, including amortization of other assets, provision (benefit) for income taxes and unrealized (gains) losses on derivative contracts. We have included a presentation of adjusted EBITDA because we recognize that certain investors consider adjusted EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. Adjusted EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted EBITDA for the periods indicated.

	Third Quarter Ended	Third Quarter Ended	Nine Months Ended	Nine Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net Income (Loss)	$(3,555,215)	$4,604,236	$(22,117,915)	$15,408,842
Plus:
Unrealized (gains) losses on derivatives	2,537,404	(1,894,303)	814,633	(6,125,525)
Income Tax Expense (Benefit)	(877,940)	1,315,000	(7,610,940)	4,756,000
Interest Expense	241,191	526,677	958,429	1,551,831
DD&A	2,464,568	4,383,043	8,793,787	11,820,705
Impairment	358,826	-	29,904,528	-
Adjusted EBITDA	$1,168,834	$8,934,653	$10,742,522	$27,411,853

Adjusted Pre-Tax Net Income (Loss) Reconciliation

Adjusted pre-tax net income (loss) is defined as net income (loss) plus provision for impairment, provision (benefit) for income taxes and unrealized (gains) losses on derivative contracts. We have included a presentation of adjusted pre-tax net income (loss) because we recognize that certain investors consider adjusted pre-tax net income (loss) a useful means of evaluating our financial performance. Adjusted pre-tax net income (loss) has limitations and should not be considered in isolation or as a substitute for net income, operating

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Panhandle Oil and Gas Inc.

Reports Third Quarter 2020 Results …cont.

income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted pre-tax net income (loss) may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted pre-tax net income (loss) for the periods indicated.

	Third Quarter Ended	Third Quarter Ended	Nine Months Ended	Nine Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net Income (Loss)	$(3,555,215)	$4,604,236	$(22,117,915)	$15,408,842
Plus:
Impairment	358,826	-	29,904,528	-
Unrealized (gains) losses on derivatives	2,537,404	(1,894,303)	814,633	(6,125,525)
Income Tax Expense (Benefit)	(877,940)	1,315,000	(7,610,940)	4,756,000
Adjusted Pre-Tax Net Income (Loss)	$(1,536,925)	$4,024,933	$990,306	$14,039,317

Panhandle Oil and Gas Inc. (NYSE: PHX) Oklahoma City-based, Panhandle Oil and Gas Inc. is an oil and natural gas mineral company with a strategy to proactively pursue the acquisition of additional minerals in our core areas of focus. Panhandle owns approximately 258,000 net mineral acres principally located in Oklahoma, North Dakota, Texas, New Mexico and Arkansas. Approximately 71% of this mineral count is unleased and undeveloped. Additional information on the Company can be found at www.panhandleoilandgas.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipates,” “plans,” “estimates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Panhandle’s current views about future events. Forward-looking statements may include, but are not limited to, statements relating to: our future financial and operating results; our ability to execute our business strategies; estimations and the respective values of oil, NGL and natural gas reserves; the level of production on our properties and the future expenses associated therewith; projections and volatility of future realized oil and natural gas prices; planned capital expenditures associated with our mineral, leasehold and non-operated working interests; statements concerning anticipated cash flow and liquidity; and our strategy and other plans and objectives for future operations. Although Panhandle believes the expectations reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company's website or the SEC’s website at www.sec.gov.

Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

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